Exhibits 5 and 23.1

                           LAW OFFICES OF OSCAR FOLGER
                                521 Fifth Avenue
                            New York, New York 10175

                                                             December 30, 1998

AMBI Inc.
4 Manhattanville Road
Purchase, New York 10577


                       Re: Form S-3 Registration Statement

Gentlemen:

         We have acted as counsel for AMBI Inc., a New York corporation (the "Company"), in connection with the registration by the Company of 2,133,000 shares of Common Stock, par value $0.005 per share (the "Securities"), which are the subject of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Act").

         As counsel to the Company we have examined and relied upon the original or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary in order to render the following opinion.

         On the basis of and subject to the foregoing, it is our opinion that the Securities issued or to be issued and sold or to be sold have been duly authorized and are, or, when issued and sold, will be duly issued and fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

         This opinion is to be used only in connection with the offer and sale of the Securities as variously referred to herein while the Registration Statement is in effect.


                                                 Very truly yours,

                                                 /s/ Oscar D. Folger

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